Exhibit 5.1

April 21, 2020

The Directors

Genetic Technologies Limited

60-66 Hanover Street, Fitzroy

Victoria, 3065, Australia

Dear Directors:

Prospectus Supplement to Form F-3 Registration Statement

We have acted as Australian legal counsel for Genetic Technologies Limited ACN 009 212 328, a company incorporated under the laws of the Commonwealth of Australia (“Company”), in connection with its filing of the Prospectus Supplement dated April 22, 2020 (the “Prospectus Supplement”), of the Company filed with the SEC relating to the issuance by the Company of 433,501,200 ordinary shares without par value (“Shares”) represented by 722,502 American Depositary Shares (as evidenced by American Depositary Receipts (“ADR”), each ADR representing 600 Shares) (“ADS”).

Assumptions in providing our opinion

As to various questions of fact relevant to this opinion, we have relied on and assumed the accuracy of, without independent verification:

•	an online search of the Company on the Australian Securities and Investments Commission (“ASIC”) records dated April 22, 2020.

We have relied conclusively on a copy of the Company’s Constitution as provided to us by the Company.  For the purpose of the opinions set out below, we have also assumed, with your agreement and without independent investigation or verification, that:

(a)	the genuineness of all signatures and the authenticity of all documents, instruments and certificates submitted to us as originals and the exact conformity with the authentic originals of all documents, instruments and certificates submitted to us as copies or forms or originals;

(b)	that each party to each document has all the requisite power and authority (corporate and otherwise) to execute and deliver and perform its obligations there under;

(c)	all matters of internal management required by the constitution of each of the parties to the relevant documents have been duly attended to (including, without limitation, the holding of properly constituted meetings of the boards of directors of each of those parties and the passing at those meetings of appropriate resolutions);

(d)	that any documents which purport to be governed by the law of any jurisdiction other than the laws of the Commonwealth of Australia are legal, valid and binding obligations on all of the parties thereto and under the applicable law and that none of the execution, delivery or performance of any document by any party thereto violates or contravenes or is rendered invalid, not binding or unenforceable under any applicable law under any jurisdiction other than the laws of the Commonwealth of Australia;

(e)	no party has contravened or will contravene any provision of the Australian Corporations Act 2001 (including Chapter 2E or Chapter 2J or Chapter 6) (Corporations Act) by entering into the Registration Statement or giving effect to a transaction in connection with the Registration Statement or undertaking or being involved in a transaction related to or connected with the Registration Statement;

(f)	the Company will not engage in fraudulent or unconscionable conduct or conduct which is misleading or deceptive or which is likely to mislead or deceive in relation to the issuance or sale of Shares or ADSs;

(g)	there is no bad faith, fraud, undue influence, coercion or duress or similar conduct on the part of the Company in relation to the issuance or sale of Shares or ADSs;

(h)	all information provided to us by or on behalf of officers of the Company was true, correct and complete when provided and remains so at the date of this letter, containing all information required, without us making any separate enquiry or investigation other than viewing the ASIC search (see below), in order for us to provide this opinion;

(i)	the Company will at all times duly comply with all its obligations under the Corporations Act, the ASX Listing Rules and otherwise required by law, including the lodgment of an Appendix 3B and a cleansing notice under Section 708(5)(e) of the Corporations Act upon each issue of securities under the Registration Statement or Prospectus Supplement or otherwise as permitted under Part 6D.2 of the Corporations Act (Cth);

(j)	the Company is and will be able to pay its debts as and when they fall due and is otherwise solvent as at the time the Shares or ADS sare issued or sold; and

(k)	the ASIC online search we have examined is accurate and that the information disclosed by the search conducted by us is true and complete and that such information has not since then been altered and that such search did not fail to disclose any information which had been delivered for registration or filing against the Company’s records but which did not appear on the public records at the date of our search.

Opinion

Based on and subject to the foregoing and in reliance thereof, in our opinion, the Shares have been duly authorized and, when issued, will be validly issued, fully paid and non-assessable securities of the Company.

This opinion is limited to the laws of the Commonwealth of Australia and no opinion or representation is given in respect of the application of any foreign laws to the issue of the securities or the contents or generally the compliance of the Registration Statement or the Prospectus Supplement with any applicable US laws.

Applicability

This opinion is given as at the date of this letter and we undertake no obligation to advise you of any changes (including but not limited to any subsequently enacted, published or reported laws, regulations or individual decisions) that may occur or come to our attention after the date of this letter which may affect our opinion.

We consent to incorporation by reference of this opinion in the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement, and we consent to the filing of this opinion as an exhibit 5.1 to the Company’s Report on Form 6-K.

Yours faithfully

/s/ Andrew Gaffney
Partner

K&L Gates